CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2011, relating to the financial statements and financial highlights which appears in the November 30, 2010 Annual Report to the Board of Trustees and Shareholders of PineBridge Mutual Funds which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
March 28, 2011